Exhibit 99.1

IKON ANNOUNCES SECOND QUARTER OF FISCAL YEAR 2007 RESULTS
EPS of $0.24, up 26% year over year; exceeds company guidance

MALVERN, Pa. – April 26, 2007 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the second quarter of fiscal 2007 ended March 31, 2007. For the second quarter, net income was $30 million, or $0.24 per diluted share, representing a 26% increase over $0.19 in the second quarter of fiscal year 2006, and exceeding the Company’s previously communicated guidance of $0.19 to $0.21.

Total revenue for the second quarter of fiscal year 2007 was $1.1 billion, down 3% year over year, including a 1% currency benefit. Targeted revenue, which represents 98% of total revenue, declined 2% compared to the same quarter last year. Targeted revenue includes all revenues except those categorized as “Other.”

Selling and administrative expenses decreased $22 million year over year and represented 27.9% of revenue in the second quarter, in line with the Company’s expense-to-revenue ratio goal of less than 29% for fiscal year 2007. The decrease in selling and administrative expenses was driven by reductions in every area of the business, including lower headcount and compensation, professional fees, pension, real estate, and other corporate expenses.

Operating income margin in the second quarter of 2007 was 4.9%, representing a 20 basis point improvement from the 4.7% reported in the second quarter of 2006. The Company’s effective tax rate for the quarter was 28%. The Company anticipates that the tax rate for the full fiscal year 2007 will be less than 32%.

“We are pleased with our earnings performance for the quarter. Our Customer Service and Supplies revenue is beginning to stabilize, our Managed and Professional Services revenue continues to grow, and we had strong color equipment placements and revenue growth. We also had good results in Europe and continued to focus on expense management throughout the business,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer.

Second Quarter 2007 Financial Details
Equipment revenue of $454 million, which includes the sale of copier/printer multifunction products, declined 2% from the second quarter of fiscal year 2006. The year-over-year decline was primarily driven by lower revenue in the black and white office and production segments due to continued pricing pressures, partially offset by color revenue growth and currency. Color equipment revenue growth in the second quarter was driven by strong placements and revenue from both office color and production color devices. The Company’s U.S. color equipment revenue mix increased to 37% from 28% in the second quarter last year. Gross margin on equipment increased to 25.6% from 25.5% in the second quarter of fiscal year 2006 due to strong color equipment revenue and placements.

Customer Service and Supplies revenue of $345 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, decreased 4% year over year, but was flat sequentially as Customer Service revenue begins to stabilize in line with the Company’s expectations. Customer Service revenue declined year over year primarily due to lower revenue per copy. The Company expects that Customer Service and Supplies revenue in the second half of the fiscal year will decrease 1% to 2% from the first half of fiscal year 2007. Gross margin on Customer Service and Supplies decreased to 41.3% from 42.8% a year ago due to lower revenue partially offset by lower cost.

Managed and Professional Services revenue of $198 million, which includes both on-site and off-site Managed Services, as well as Professional Services, increased 7% compared to the second quarter of fiscal year 2006. On-site Managed Services revenue, which represents approximately two-thirds of total Managed and Professional Services, increased 7% year over year. Professional Services grew 28% and off-site Managed Services declined 2% year over year. Gross margin on Managed and Professional Services increased to 27.3% from 26.5% a year ago due to improvements in on-site Managed Services’ contract profitability and Professional Services.

Rental and Fees revenue of $35 million declined 20%, and gross margin increased to 75.5% from 70% year over year, both primarily due to the sale of the U.S. retained lease portfolio.

Other revenue of $19 million declined 36%, as expected, compared to the second quarter of fiscal year 2006 due to the sales of the U.S. retained and German lease portfolios. In fiscal 2007, Other revenue includes finance income from the Company’s European leasing business and revenue generated by the remaining European technology services and hardware businesses. In fiscal 2006, Other revenue also included finance income from the Company’s U.S. retained and German lease portfolios, which were sold during fiscal 2006.

Balance Sheet and Liquidity
The Company’s cash balance was $324 million as of March 31, 2007 and the Company’s debt-to-capital ratio was 32%, a decline from 33% at the end of the first quarter. Cash used in operations totaled $11 million for the first six months of fiscal year 2007, compared to cash provided by operations of $40 million for the first six months of last year. The cash usage in the first half of the year was driven by a $109 million increase in inventory, partially offset by improvements in accounts receivable and accounts payable. The Company now expects fiscal year-end 2007 inventory to range from $265 million to $275 million, compared to $326 million at the end of the second quarter of fiscal 2007. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $20 million for the first six months, compared to $15 million for the first six months of fiscal year 2006. Free cash flow was a negative $31 million for the first six months of the year. The Company expects free cash flow will improve as the year progresses and anticipates it will be at the high-end of the previously communicated range of $80 million to $120 million for fiscal year 2007.

For the second quarter, fully diluted weighted average shares were 128 million. At the end of the quarter, actual shares outstanding were 126 million, a reduction of 4% year over year, driven by the Company’s share repurchase program. The Company purchased 1.4 million shares for $22 million during the second quarter. Since the Company initiated its share repurchase program three years ago, the Company has repurchased a total of 30 million shares for $351 million, and also eliminated its convertible debt, which could have been converted into 20 million common shares.

The Company negotiated significant incremental flexibility for its share repurchase program in the second quarter of fiscal year 2007. First, through a successful consent solicitation, the Company amended the indenture governing its 2015 Notes. Second, the Company amended the terms of its credit facility, eliminating limitations on the Company’s ability to make restricted payments for share repurchases and dividends, provided the Company remains in compliance with basic maintenance covenants. In addition, on April 24, 2007, the Company’s Board of Directors increased its share repurchase authorization by $200 million, to $600 million in total. Given the increased share repurchase capacity, the Company now plans to spend $80 million to $90 million during the second half of fiscal year 2007. This increase represents total expected share purchases of $135 million to $145 million for fiscal year 2007, exceeding the Company’s initial goal of $75 million to $100 million.

IKON’s Board of Directors also approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on June 10, 2007 to holders of record at the close of business on May 21, 2007.

Outlook
“Looking ahead to the third quarter of 2007, we expect earnings per fully diluted share to range from $0.22 to $0.24,” said Espe. “We are focused on our action plans to grow revenue as we move forward, including adding over 150 selling resources in the field in the third quarter, and driving color placements to increase our color copy volume mix. In addition, we are excited by the upcoming launch of the new Canon imagePRESS C7000VP, which represents new pages for IKON in the production color space. We have presales activity underway and customer reaction has been very positive.

“Our expectations for fiscal year 2007 are to deliver an operating income margin of approximately 5%, up from the prior year, and earnings per fully diluted share of $0.90 to $0.93.”

Mark Your Calendar
IKON will be hosting its Fiscal Year 2007 Investor Conference on May 9, 2007 in New York City. The conference will be webcast and available on the Company’s website at www.ikon.com under Calendar & Presentations.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the second quarter 2007 results and the Company’s outlook for fiscal year 2007 will be discussed on a conference call hosted by IKON at 10:00 a.m. ET on
Thursday, April 26, 2007. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (201)
689-8261. A complete replay of the conference call will also be available on
IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to
www.ikon.com and click on Investor Relations and then Calendar &
Presentations. Beginning at 1:00 p.m. ET on April 26, 2007 and ending at midnight ET on April 30, 2007, a complete replay of the conference call can also be accessed via telephone by calling (877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 237242.

MARK YOUR CALENDAR:
IKON’s third quarter fiscal year 2007 results will be discussed on Thursday,
July 26, 2007, on a conference call. More information on how to access the audio broadcast and replay will be provided at a later date.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected third quarter and full fiscal year 2007 results from continuing operations, Customer Service and Supplies revenue, inventory, free cash flow, tax rate, color growth strategies, and our ability to execute on our strategic priorities, including growth objectives, improved operating efficiency and capital strategy, including our share repurchase program. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures, including targeted revenue and free cash flow, which IKON believes provide investors with a useful indication of the performance of IKON’s ongoing operations and financial position.

IKON believes targeted revenue is a useful measure because it excludes Other revenue which consists of sold and de-emphasized operations.

Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases.  IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.

The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		Three Months Ended March 31,
		2007		2006
Revenues
Equipment		$453,686		$460,748
Customer service and supplies		345,267		361,383
Managed and professional services		198,237		185,470
Rental and fees		34,576		43,248
Other		18,970		29,660
		1,050,736		1,080,509

Cost of Revenues
Equipment		337,709		343,405
Customer service and supplies		202,691		206,679
Managed and professional services		144,211		136,366
Rental and fees		8,486		12,975
Other		12,630		15,757
		705,727		715,182

Gross Profit
Equipment		115,977		117,343
Customer service and supplies		142,576		154,704
Managed and professional services		54,026		49,104
Rental and fees		26,090		30,273
Other		6,340		13,903
		345,009		365,327

Selling and administrative		293,280		314,827
Gain on divestiture of business		—		105
Restructuring expense		—		17

Operating income		51,729		50,588

Interest income		3,039		2,365
Interest expense		12,530		13,315

Income from continuing operations before taxes on income		42,238		39,638
Taxes on income		11,785		14,270

Income from continuing operations		30,453		25,368
Discontinued Operations:
Operating loss		—		51
Tax benefit		—		21

Net loss from discontinued operations		—		30

Net income		$30,453		$25,338

Basic Earnings Per Common Share
Continuing operations	$	0.24	$	0.19
Discontinued operations		—		0.00

Net income		$0.24	$	0.19

Diluted Earnings Per Common Share
Continuing operations	$	0.24	$	0.19
Discontinued operations		—		0.00

Net income		$0.24	$	0.19

Weighted Average Common Shares Outstanding, Basic		126,329		132,506

Weighted Average Common Shares Outstanding, Diluted		128,182		134,033

Operational Analysis:
Gross profit %, equipment		25.6%		25.5%
Gross profit %, customer service and supplies		41.3%		42.8%
Gross profit %, managed and professional services		27.3%		26.5%
Gross profit %, rental and fees		75.5%		70.0%
Gross profit %, other		33.4%		46.9%
Total gross profit %		32.8%		33.8%
Selling and administrative as a % of revenue		27.9%		29.1%
Operating income as a % of revenue		4.9%		4.7%

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		Six Months Ended March 31,
		2007		2006
Revenues
Equipment		$869,923		$885,737
Customer service and supplies		691,237		732,606
Managed and professional services		390,480		361,852
Rental and fees		69,984		83,675
Other		36,996		59,502
		2,058,620		2,123,372

Cost of Revenues
Equipment		650,093		666,648
Customer service and supplies		396,921		405,732
Managed and professional services		286,463		268,012
Rental and fees		18,395		25,773
Other		24,627		29,687
		1,376,499		1,395,852

Gross Profit
Equipment		219,830		219,089
Customer service and supplies		294,316		326,874
Managed and professional services		104,017		93,840
Rental and fees		51,589		57,902
Other		12,369		29,815
		682,121		727,520

Selling and administrative		581,417		628,814
Gain on divestiture of business		—		5,029
Restructuring benefit		—		135

Operating income		100,704		103,870

Loss from the early extinguishment of debt		—		1,650
Interest income		6,399		4,936
Interest expense		24,982		27,113

Income from continuing operations before taxes on income		82,121		80,043
Taxes on income		24,331		27,043

Income from continuing operations		57,790		53,000
Discontinued Operations:
Operating loss		—		32
Tax benefit		—		13

Net loss from discontinued operations		—		19

Net income		$57,790		$52,981

Basic Earnings Per Common Share
Continuing operations	$	0.46	$	0.40
Discontinued operations		—		0.00

Net income		$0.46	$	0.40

Diluted Earnings Per Common Share
Continuing operations	$	0.45	$	0.39
Discontinued operations		—		0.00

Net income		$0.45	$	0.39

Weighted Average Common Shares Outstanding, Basic		126,787		132,827

Weighted Average Common Shares Outstanding, Diluted		128,747		134,453

Operational Analysis:
Gross profit %, equipment		25.3%		24.7%
Gross profit %, customer service and supplies		42.6%		44.6%
Gross profit %, managed and professional services		26.6%		25.9%
Gross profit %, rental and fees		73.7%		69.2%
Gross profit %, other		33.4%		50.1%
Total gross profit %		33.1%		34.3%
Selling and administrative as a % of revenue		28.2%		29.6%
Operating income as a % of revenue		4.9%		4.9%

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)
	March 31,	September 30,
	2007	2006
Assets
Cash and cash equivalents	$323,652	$414,239
Accounts receivable, net	568,376	589,973
Lease receivables, net	80,769	83,051
Inventories	325,913	214,792
Prepaid expenses and other current assets		34,742
Deferred taxes	50,930	46,504
Total current assets	1,380,166	1,383,301

Long-term lease receivables, net	239,368	222,333
Equipment on operating leases, net	75,873	83,248
Property and equipment, net	142,493	144,453
Deferred taxes	17,945	30,215
Goodwill	1,311,322	1,297,333
Other assets	69,513	74,543
Total Assets	$3,236,680	$3,235,426

Liabilities
Current portion of corporate debt	$3,491	$1,487
Current portion of non-corporate debt	157,512	152,971
Trade accounts payable	256,880	224,312
Accrued salaries, wages and commissions	77,570	109,090
Deferred revenues	110,367	118,146
Income taxes payable	6,478	15,831
Other accrued expenses	121,163	139,590
Total current liabilities	733,461	761,427

Long-term corporate debt	581,320	593,578
Long-term non-corporate debt	69,140	64,005
Other long-term liabilities	128,657	130,283
Shareholders’ Equity	1,724,102	1,686,133

Total Liabilities and Shareholders’ Equity	$3,236,680	$3,235,426

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows	Six months ended March 31
(in thousands and unaudited)	2007	2006
Cash Flows from Operating Activities
Net income	$57,790	$52,981
Net loss from discontinued operations	—	(19)

Income from continuing operations	57,790	53,000
Additions (deductions) to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	33,862	36,119
Amortization	1,027	2,033
Gain from divestiture of business	—	(5,029)
Loss on disposal of property and equipment	503	1,276
Provision for losses on accounts receivable	3,865	(1,117)
Provision for deferred income taxes	7,256	(27,750)
Provision for lease default reserves	26	1,086
Stock-based compensation expense	4,980	5,084
Pension expense	1,029	21,820
Loss from the early extinguishment of debt	—	1,650
Changes in operating assets and liabilities, net of divestiture of businesses:
Decrease in accounts receivable	22,261	6,987
Increase in inventories	(109,434)	(22,321)
Decrease in prepaid expenses and other current assets	4,646	14,463
Increase (decrease) in accounts payable	30,606	(6,165)
Decrease in deferred revenue	(10,584)	(4,101)
Decrease in accrued expenses	(49,671)	(39,379)
Contributions to pension plans	(1,936)	(5,592)
(Decrease) increase in income taxes payable	(7,746)	10,143
Other	48	(1,295)

Net cash (used in) provided by continuing operations	(11,472)	40,912
Net cash used in discontinued operations	—	(846)
Net cash (used in) provided by operating activities	(11,472)	40,066

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses and assets	—	19,575
Expenditures for property and equipment	(11,708)	(18,517)
Expenditures for equipment on operating leases	(12,731)	(12,211)
Proceeds from the sale of property and equipment and equipment on operating leases	4,928	15,754
Proceeds from the sale of lease receivables	106,964	92,865
Lease receivables — additions	(152,026)	(186,542)
Lease receivables — collections	49,311	238,495
Proceeds from life insurance	3,805	1,821
Other	(868)	(3,067)
Net cash (used in) provided by investing activities	(12,325)	148,173

Cash Flows from Financing Activities
Short-term corporate debt borrowings (repayments), net	1	(30)
Repayment of other borrowings	(40)	(3,754)
Debt modification costs	(15,752)	—
Debt issuance costs	—	(984)
Corporate debt — repayments	(615)	(54,460)
Non-corporate debt — issuances	4,220	7,256
Non-corporate debt — repayments	(7,175)	(134,298)
Dividends paid	(10,135)	(10,614)
Decrease in restricted cash	—	1,489
Proceeds from stock option exercises	15,244	13,758
Tax benefit relating to stock plans	1,466	4,997
Purchase of treasury shares	(56,115)	(68,975)
Net cash used in financing activities	(68,901)	(245,615)

Effect of exchange rate changes on cash and cash equivalents	2,111	(4,676)

Net decrease in cash and cash equivalents	(90,587)	(62,052)
Cash and cash equivalents at beginning of the year	414,239	373,705
Cash and cash equivalents at end of the period	$323,652	$311,653